NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES HOME RUN FIELD EXTENSION DISCOVERY WELL AND THE COMPLETION OF THE MILLS RANCH 96 #1 HUNTON WELL

Austin, TX - July 17, 2007 -- Brigham Exploration Company (NASDAQ: BEXP) announced the successful drilling of the Sullivan #15 well, extending its Home Run Field and proving up additional locations. Brigham also announced initial production to sales for its Mills Ranch 96 #1.

Gulf Coast Vicksburg

Home Run Field Successfully Extended - Brigham successfully drilled and is currently completing the Sullivan #15, which encountered approximately 50 feet of apparent pay in various Lower Vicksburg intervals structurally high to the previous fourteen wells drilled by Brigham in the Home Run Field. The Sullivan #15 extends the Home Run Field to the east, likely proving up additional reserves and locations for future drilling. Completion results for the Sullivan #15 are expected in late July. Brigham is currently drilling the Sullivan C-36 at a depth of 2,000 feet. The Sullivan C-36 also has the potential to prove up additional locations east of previously drilled Home Run Field wells, with results expected in September.

Triple Crown Field Completion - Brigham is currently completing the Sullivan #14 in the Triple Crown Field. The 9800’ sands were recently stimulated and the production rate is increasing as the well cleans up at a current rate of approximately 1.0 MMcfe per day. Additional potential pay remains behind pipe in the Brigham sand interval.

Bud Brigham, the Chairman, President and CEO stated, “The Sullivan #15 is an important field extension for us in the Vicksburg. In addition to the pay encountered structurally high to the previously drilled Home Run Field wells, our operational enhancements enabled us to drill to a total depth of 13,800 feet in a record 24 days. This was almost two weeks ahead of schedule, thereby reducing our estimated completed well costs by roughly $1.2 million, for a total completed well cost of approximately $5 million. These operational improvements should positively impact our already attractive finding costs and rates of return for our drilling program in this area.”

Bud Brigham continued, “Given the positive results from the Sullivan #15, we immediately commenced the Sullivan C-36, which we expect to prove up additional reserves in this structurally high extension of our Home Run Field. With continued success, five to seven total wells could be drilled to fully develop this portion of the field. This apparent success is just another illustration of the substantial potential that exists in our Vicksburg joint venture beyond that previously booked as proven.”

Anadarko Basin Hunton

Mills Ranch Field 96 #1 Completion - Brigham has run production tubing, commingled the Viola pay interval with the Hunton, and opened up additional perforations over apparent Hunton pay intervals in the Mills Ranch 96#1. The well was put on production and a small breakdown was performed to clean up the near well bore area.  The well is currently producing at a rate of 3.6 MMcf per day with plans of running a production log to determine if all of the perforations in the Hunton and Viola are contributing to production.  Additional stimulation via a larger acid breakdown may be required after analysis of the production log. Brigham operates the Mills Ranch 96#1 with an approximate 68% working interest and 56% revenue interest, with Panhandle Oil & Gas (AMEX: PHX) participating with an approximate 10% working and 13% revenue interest.

Bud Brigham stated, “Given the higher production rates we saw in April from a small portion of the overall pay, we’re going to continue to conduct additional testing, which should help us determine if the numerous pay intervals are open to the production stream and potentially enable us to further optimize production. The Mills Ranch 96 #1 should be a very long life producer for the Company, potentially producing for twenty to thirty years at a very shallow decline rate. Further, we’re very excited to have received our final processed state of the art high-resolution 180 square mile Laker 3-D seismic data volume over our Mills Ranch Field and the numerous prospects and leads we previously delineated in the area. We’re immediately commencing our interpretation of this data, and expect to spud an exploration well to test one of our prospects later this year.”

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300